Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

Name of Entity	State/Country of Organization
Companion Medical, Inc.	United States
Diabeter Nederland BV	Netherlands
Diabeter Center Amsterdam BV	Netherlands
Kangaroo US HoldCo, Inc.	United States
Klue, Inc.	United States
Medtronic Diabetes (Chengdu) Co., Ltd	China
Medtronic Korea Holdings Ltd.	Korea
Medtronic MiniMed India Private Ltd	India
Medtronic MiniMed, Inc.	United States
MiniMed (UK) Limited	United Kingdom
MiniMed Australia Pty Ltd	Australia
MiniMed Canada ULC	Canada
MiniMed Denmark ApS	Denmark
MiniMed Distribution Corp.	United States
MiniMed France S.A.S.	France
MiniMed Hellas Single Member LLC	Greece
MiniMed Holding B.V.	Netherlands
MiniMed Holdings Switzerland Sarl	Switzerland
MiniMed International Trading Sarl	Switzerland
MiniMed Italy S.R.L.	Italy
MiniMed Japan G.K.	Japan
MiniMed Netherlands B.V.	Netherlands
MiniMed Norway AS	Norway
MiniMed Philippines, Inc.	Philippines
MiniMed Portugal, Unipressoal Lda	Portugal
MiniMed Puerto Rico Operations LLC	Puerto Rico
MiniMed Spain S.L.U.	Spain
MiniMed Te Austria GmbH	Austria
MiniMed Technologies Ireland Limited	Ireland
MMed Sweden AB	Sweden
NPB Belgium B.V.	Belgium
NPB Finland Oy	Finland
NPB Germany GmbH	Germany
Nutrino Health Ltd.	Israel